Exhibit 10.1
CONSULTING AND CONFIDENTIALITY AGREEMENT
     This Agreement (the “Agreement”) is entered into by and between Jay Coleman (“Coleman”), on the one hand, and Citizens Business Bank (together with its parents, subsidiaries and affiliated corporations and entities, the “Bank”), on the other hand (collectively, the “Parties”).
     WHEREAS, Coleman will remain employed by the Bank up through and including March 31, 2009, at which time he will retire and voluntarily resign his employment with the Bank. Thereafter, the Bank agrees to retain Coleman as a consultant.
     THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree as follows:
AGREEMENT
     1. Coleman’s Retirement. Pursuant to this Agreement, Coleman will retire and voluntarily resign his employment with the Bank as of March 31, 2009, (the “Effective Date”).
     2. Consulting Engagement.
          a. General. The Bank and Coleman agree that, effective on the next business day immediately following the Effective Date, Coleman will become an independent consultant to the Bank in accordance with the terms and conditions set forth in this Agreement.
          b. Consulting Services. During the Term (defined below), Coleman shall provide consulting services to the Bank. The services to be provided by Coleman under this Agreement are personal in nature and are based on his unique skills, knowledge and talents as they relate to the business of the Bank, and shall include, assisting the Bank with sales training and related projects, customer retention, prospect and employee solicitation. On an as-needed basis, Coleman may also be asked to participate in other events such as golf tournaments, charity lunches and dinners, non-profit events and other ‘ambassador’ type duties. As an independent consultant, Coleman will not have express or implied authority to enter into contracts or otherwise act on behalf of the Bank nor will he be authorized to approve loans, expense reports or charitable donations.
          c. Outside Engagement. The Bank agrees that Coleman’s engagement under this Agreement will be nonexclusive and will be limited in time so as to permit Coleman to perform duties for another company or entity, subject to the limitations set forth in Section 7. Coleman’s relationship to the Bank shall be solely that an independent contractor, and Coleman shall perform all services pursuant to this Agreement as such.

     3. Term. The term of this Agreement shall begin on the next business day immediately following the Effective Date and, unless earlier terminated by either party, shall terminate on March 31, 2011 (the “Term” or “Consulting Period”). This Agreement may be terminated by either party upon ninety (90) days written notice to the other.
     4. Consulting Fees. Coleman is eligible to earn gross consulting fees in the total amount of Eight Thousand Dollars ($8,000) per month, payable every thirty (30) days during the Term in accordance with the Bank’s normal accounts payable policies and procedures (“Consulting Fees”). No taxes or other withholdings shall be deducted from the Consulting Fees, the Bank shall issue a Form 1099 to Coleman for consulting services rendered.
     5. Expense Reimbursement. The Bank agrees to reimburse Coleman, upon receipt of suitable documentation, for reasonable and necessary travel and other expenses which Coleman may incur in connection with performing consulting services pursuant to this Agreement. Coleman will continue to possess a Bank credit card for business expenses.
     6. Additional Consideration to Coleman.
          a. Health Benefits. During the Term, the Bank will provide and pay for a continuation of the health benefits Coleman received during his employment, including medical, dental and vision benefits, as if Coleman were an employee of the Bank.
          b. Stock Options. At the Bank’s discretion, stock options may or may not be granted to Coleman by the Bank during the Term of this Agreement. However, Coleman’s existing stock options will continue to vest throughout the Term as if Coleman were still employed by the Bank. If this Agreement is terminated by Coleman, unvested options will terminate. If this Agreement is terminated by the Bank, all unvested stock options shall vest. If neither party terminates this Agreement prior to the expiration of the Term, all unvested stock options shall vest.
          c. Automobile. The Bank provided Coleman with a company automobile for use during his employment. At the conclusion of Coleman’s employment with the Bank, Coleman may purchase the company automobile at the wholesale bluebook price. If Coleman decides to purchase the company automobile, payment must be made to the Bank within thirty (30) days after the Effective Date.
          d. Country Club Membership. During his employment, the Bank purchased and provided Coleman a Country Club membership. At any time during the Term of this Agreement, Coleman may purchase the Country Club membership from the Bank at the price of $20,000. During the Term of this Agreement, the Bank will reimburse Coleman for monthly Country Club dues, but not for capital assessments of any kind.

     7. Confidentiality of Proprietary Information.
          a. Coleman understands and agrees that all prior agreements that Coleman has signed during or in connection with Coleman’s employment by the Bank with regard to the protection of confidential, proprietary and trade secret information and otherwise shall continue in full force and effect.
          b. Coleman acknowledges that 1) the Bank is engaged in the business of providing business and personal banking services and wealth management/brokerage services, throughout the state of California (the “Business”); and 2) as part of Coleman’s employment with the Bank and during the Consulting Period, Coleman has been and will continue to be exposed to Proprietary Information that relates directly to the Bank’s Business. Coleman further acknowledges that because of the nature of his work at the Bank, Coleman’s engaging in similar work for another company during the Term that, directly or indirectly, engages in the Business will create a conflict of interest and will necessarily and inevitably involve or lead to Coleman’s unauthorized use or disclosure of Proprietary Information. Accordingly, during the Consulting Period, Coleman shall not, directly or indirectly, become employed by or provide any services to or for any company or business that is engaged in the Business anywhere in California or in any area where the Bank is engaged in the Business.
          c. Coleman acknowledges that, because of the nature of Coleman’s work for the Bank, Coleman’s solicitation of or serving the Bank’s past and present customers and clients would necessarily involve the unauthorized use or disclosure of Proprietary Information, and the proprietary relationships and goodwill of the Bank. Accordingly, during the Consulting Period and for one (1) year following the termination of this Agreement, Coleman shall not, directly or indirectly, sell to, solicit, induce, or interfere with, or attempt to sell to, solicit, induce or otherwise interfere with, any person or entity then known to be a customer or client of the Bank (a “Restricted Customer/Client”) in order to sell or attempt to make a sale or otherwise solicit such Restricted Customer/Client on behalf of any other company or entity engaged in the Business.
          d. During the Consulting Period, Coleman shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce, any person known to Coleman to be an employee or contractor of the Bank (each such person, a “Bank Person”) to terminate his employment or other relationship with the Bank for the purpose of associating with 1) any entity that engages in the Business of which Coleman is or becomes an officer, director, member, partner, principal, agent, employee or consultant, or 2) any competitor of the Bank in the Business, or otherwise encourage any Bank Person to terminate his employment or other relationship with the Bank for any other purpose or no purpose.
          e. If Coleman breaches, or threatens to commit a breach of, any of the provisions of this Agreement, the Bank and its affiliates, successors or assigns shall have the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the restrictive covenants in this Agreement would cause irreparable injury to the Bank and its affiliates, successors or assigns and that money damages would not provide an adequate remedy to the Bank and its subsidiaries, affiliates, successors or assigns

     8. Confidentiality of Agreement. Coleman agrees that he will keep the facts and terms of this Agreement completely confidential and that he will not hereafter disclose any information concerning this Agreement to anyone other than his spouse, lawyers and/or accountants, provided that any party hereto may make such disclosures as are required by law and as are necessary for legitimate law enforcement or compliance purposes.
     9. Governing Law. This Agreement shall be governed by and construed and enforced pursuant to the laws of the State of California applicable to contracts made and entirely to be performed therein.
     10. Binding Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement, its performance or breach, including the validity, scope and enforceability of this Agreement to arbitrate, Employee’s employment or his termination from employment, and which exceeds the jurisdictional limitations of small claims court, shall be settled by arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association, pursuant to the provisions of the Federal Arbitration Act. The rules are available at www.adr.org. The parties shall each bear their respective costs for legal representation at any such arbitration, except to the extent attorney’s fees are explicitly provided by law. The cost of the arbitrator and court reporter, if any, shall initially be born by the Bank; however, the Arbitrator shall have the discretion to award appropriate costs to the prevailing party, as provided by law. Said arbitration shall take place in Ontario, California or a mutually agreed upon location.
COLEMAN IS ENCOURAGED TO TAKE THIS AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT; IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND A WAIVER OF YOUR RIGHT TO A JURY. COLEMAN IS ALSO ENCOURAGED TO CONSULT WITH A PRIVATE ATTORNEY BEFORE SIGNING THIS AGREEMENT. WHETHER COLEMAN DOES SO IS COLEMAN’S DECISION.
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The Parties have signed this Agreement as of the dates set forth below.

JAY COLEMAN:
/s/ Jay Coleman
Jay Coleman

Dated: December 5, 2008

CITIZEN’S BUSINESS BANK
By:	/s/ Christopher D. Myers
	Name:	Christopher D. Myers
	Title:	President and Chief Executive Officer

Dated: December 5, 2008